All Company Email
Subject Line: Connecting on Today’s News and Company Town Hall
Date: February 28, 2024

Vacasa team,

We are on a journey to transform Vacasa. Since late 2022, we have changed how we work, how we invest, and how we operate, focusing our collective efforts on what matters most—providing exceptional service to our owners and to our guests. We are doing this to respond to an ever-changing market landscape, to realize our potential as a company, and to Bring Vacations Home for the homeowners we serve.

I’m more convinced than ever that we are focused on the right things to reach our potential, and we have seen some early successes from our work. Yet along the way, there will be challenges and difficult times. This is one of those hard moments.

Today, we announced the reduction of approximately 320 roles throughout the company, or about 5% of our employees. Our focus was primarily on eliminating layers of management and optimizing spans of control, while striving to minimize impact to our frontline field employees, to ensure continuity of service and care to our owners and the guests we welcome.

We made remarkable progress this past year, however, to build a sustainable, profitable business that delivers value to all our stakeholders, we must be rigorous about where we invest, and we must build an efficient, right-sized organizational structure. This will, at times, require us to make organizational changes and difficult decisions.

Today’s decisions were not taken lightly and I want to assure you that we took as much time, care and consideration in making them as possible. I am very grateful for the contributions of everyone leaving the company today and how each individual helped shape Vacasa. We are providing severance, continued benefits for those enrolled, and other professional support to employees impacted by today’s announcement.

I also want to make you aware of some other changes to the organization effective today.
Our Chief Operating Officer, John Banczak (JB), will be leaving Vacasa as of March 31. I want to thank JB for all of his extraordinary efforts and energy, first in building Turnkey, and then in helping to build Vacasa. I also want to thank him for his leadership. His efforts have had a huge impact on our operations, but have also spanned many other areas of the business. Finally, I want to thank him for building a strong, resilient leadership team across Vacasa’s operations organization. We have begun a search for a new COO, and following March 31, JB will consult with us for the next six months to ensure a seamless transition.

As we move forward building Vacasa, we will continue to foster a high-performance culture, designed to deliver value for all our stakeholders, and to create development opportunities for, and appropriately reward, our people as they help drive our success. Our People & Culture team looks forward to sharing updates with you as we roll out new programs and initiatives to motivate and inspire our people.

I will host a brief Company Town Hall this afternoon at 1 p.m. PT. Please prioritize attending this meeting if possible.

Thank you,
Rob Greyber